Exhibit 107
Calculation of Filing Fee Table
Form
S-8
(Form Type)
Cameco Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, no par value	Other	100,000	$36.44	$3,644,000.00	$ 147.60 per $1,000,000	$537.86

Total Offering Amounts					$3,644,000.00		$537.86

Total Fee Offsets							$—

Net Fee Due							$537.86

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional shares of common stock that may become issuable under the Cameco Corporation Amended and Restated Employee Share Ownership Plan for Employees of
Non-Canadian
Participating Affiliate (as amended and restated, the “Plan”) from time to time by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the registrant’s common stock.

(2)	Represents 100,000 additional shares of the registrant’s common stock reserved for future issuance under the Plan.

(3)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act and based upon the average of the high and low prices of the registrant’s Common Stock as reported on the New York Stock Exchange on August 5, 2024.